Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

BREEZE HOLDINGS ACQUISITION CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Breeze Holdings Acquisition Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    The name of the corporation (hereinafter called the “Corporation”) is Breeze Holdings Acquisition Corp.

2.    That the Board of Directors duly adopted resolutions proposing to amend and restate ARTICLE FOURTH of the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement of the following new ARTICLE FOURTH:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Three Million (3,000,000) shares, all of which shares shall be shares of common stock having a par value of $0.0001 per share. Effective immediately upon the filing of this amendment to the certificate of incorporation (the “Effective Time”), each share of issued and outstanding common stock, par value $0.01 per share (the “Old Common Stock”), shall be converted to 28,750 shares of common stock (the “New Common Stock”), with a par value of $0.0001 per share. Each outstanding stock certificate that represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 28,750, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead have those fractional shares be rounded up to the nearest whole share.”

3.    The amendment of the Certificate of Incorporation herein certified has been duly adopted and has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of July, 2020.

By:	/s/ J. Douglas Ramsey
J. Douglas Ramsey
Chairman, CEO and CFO